As of October 31, 2013, the following
persons or entities now own
more than 25% of a funds voting securities.

Person/Entity

TRUST COMPANY OF AMERICA
ACCESS FLEX HIGH YIELD                     44.85%

NATIONAL FINANCIAL SERVICES LLC
ACCESS FLEX BEAR HIGH YIELD          25.72%